UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		July 6, 2010

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3980 Howard Hughes Pkwy., Suite 450, Las Vegas, Nevada		89169
(Address of principal executive offices)		(ZipCode)

Registrant’s telephone number, including area code		(702) 871-7111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Section 5  -  Corporate Governance and Management

  Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
                       Compensatory Arrangements of Certain Officers.

Effective July 6, 2010, Bruce Shepard resigned from his positions as Chief Financial Officer, Secretary, and Treasurer of Las Vegas Gaming, Inc.  The resignations were in conjunction with his request for approval to withdraw his application for licensure from the Nevada Gaming Commission as a cost reduction measure as Las Vegas Gaming, Inc. could no longer afford the cash deposits needed to continue with the investigation and the licensing process.  No issues were identified as preventing the licensure of Mr. Shepard.  In addition, the resignation by Mr. Shepard was not due to any known disagreement on any matter relating to the company’s operations, policies, or practices.  Russell Roth, the company’s Chairman of the Board, was named to fill those positions with Mr. Shepard assuming the duties of the company’s Controller on that same date.  Russell Roth and Jon Berkley, the company’s Chief Executive Officer, are already licensed by the Nevada Gaming Commission.

Effective July, 12, 2010, Richard Irvine resigned as a member of the company’s Board of Directors.  The resignation by Mr. Irvine was not due to any known disagreement on any matter relating to the company’s operations, policies, or practices.

  Section 9  -  Financial Statements and Exhibits

  Item 9.01     Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS GAMING, INC.

		By:	/s/ Russell R. Roth
Date:	August 16, 2010		Russell R. Roth
		Title:	Chief Financial Officer